Exhibit 99.1

BBSI Reports Third Quarter 2014 Financial Results

- Q3 Net Revenues up 18% to $175.0 Million; Non-GAAP Gross Revenues up 18% to $900.2 Million -

VANCOUVER, Washington, October 28, 2014 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 18% to $175.0 million

•	Gross revenues up 18% to $900.2 million

•	Net loss was $37.8 million, or $(5.27) per diluted share, compared to net income of $9.0 million or $1.21 per diluted share

•	Excluding $80.0 million, or $47.9 million after tax, for an increase in workers’ compensation reserve, net income increased 20% to $10.1 million

•	Excluding a $6.62 per diluted share increase to the workers’ compensation reserve, diluted earnings per share increased 19% to $1.35

•	Repurchased approximately 28,000 shares for an average price of $39.95 as part of its 3.0 million share repurchase program

Third Quarter 2014 Financial Results

Net revenues in the third quarter of 2014 increased 18% to $175.0 million compared to $148.0 million in the third quarter of 2013.

Total non-GAAP gross revenues in the third quarter of 2014 increased 18% to $900.2 million compared to $764.1 million in the third quarter of 2013 (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was due primarily to the continued build in the Company’s co-employed client count and same-store sales growth.

In the third quarter of 2014, the Company recorded an additional increase to its self-insured workers’ compensation reserve of $80.0 million, or $47.9 million after tax. The increase represents approximately 38% of the Company’s total workers’ compensation reserve, bringing the liability up to $208.3 million at September 30, 2014.

Taking into account the effect of this expense, net loss in the third quarter of 2014 was $37.8 million compared to net income of $9.0 million in the year-ago quarter. Diluted loss per share in the third quarter was $(5.27) compared to diluted earnings per share of $1.21 in the year-ago quarter. Diluted earnings per common share in the third quarter of 2013 included a positive impact of approximately $0.08 per common share from a more favorable income tax rate. Excluding the effect of the increase in workers’ compensation reserve, net income increased 20% to $10.1 million and diluted earnings per share increased 19% to $1.35.

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At September 30, 2014, the Company’s cash, cash equivalents, marketable securities, and restricted securities totaled $167.5 million compared to $143.2 million at December 31, 2013. At September 30, 2014, the Company had no outstanding borrowings on its revolving credit facility.

During the third quarter, BBSI repurchased approximately 28,000 shares of its common stock for $1.1 million, or an average price of $39.95 per share. Since implementing a series of repurchase programs beginning in November 2006, the Company has repurchased approximately 1.9 million shares for an aggregate price of $26.0 million. Approximately 1.1 million shares remain available under the current 3.0 million share repurchase program.

The Company’s existing credit facility with its principal bank provides borrowing capacity of up to $14.0 million. Management has entered into discussions with the bank to increase the borrowing capacity to meet the liquidity needs of the Company.

Workers’ Compensation Reserve Update

In late 2013, BBSI initiated a reserve strengthening process on workers’ compensation claims dated 2012 and prior. BBSI believes the strengthening process is having its intended effect, as 344 or 26% of strengthened claims have been closed in 2014 and the Company has realized $3.4 million in credits to its reserves on these claims through September 30, 2014.

As part of the strengthening process, management initiated a reserve study and engaged the Willis Claims Audit Team. Willis reviewed 180 or about 14% of all strengthened claims drawn from a targeted population of 401, or 45% of what the Company has identified as having the highest probability of complexity. Willis concluded their study and rendered an opinion that the total strengthened reserves were more than 100% of their probable ultimate cost. Following completion of the study, the Company has engaged Willis as its independent actuary.

In mid-2013, BBSI also initiated a change in reserve practice encompassing three areas: placing dollars up more quickly on all claims; increasing claims team staffing; and paying and closing claims faster.

While the Company has reason to believe the reserve strengthening and change in practice are having the intended effect, these combined initiatives are causing disruption in the incurred and paid trends in the claims data during 2014, making it difficult for the Company’s actuary to provide management with the best estimate of probable liability. With the additional $80.0 million charge, BBSI estimates its total liability for workers’ compensation claims to be $208.3 million. Over the next several quarters, BBSI expects to see the effects of its changes in practice normalize the claims data and provide a clearer indication of potential liability. The Company believes this strategy provides the most conservative approach to its reserving practices.

Related to the charge, management anticipates its loss accrual rate for workers’ compensation claims to increase approximately 20 basis points or 5% of total workers’ compensation expense on a go-forward basis.

Management Commentary

“We have every reason to believe that the workers’ compensation data we have presented in the third quarter will normalize over time, proving that the strengthening process and change in practice have had the intended effect,” said Michael Elich, president and CEO of BBSI. “Until then, we believe taking a conservative approach right now allows us to look forward and removes the obstacle of the unknowns within the model. We do not see this as inhibiting our ability to execute on the long-term plan for the company.

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“Our third quarter results continue to be balanced by new client additions and strong growth from our existing client base. At 8.2%, same-store sales were at the upper end of our high-single digit expectations while we added 182 net new PEO clients in the quarter. These results reflect our continued focus on delivering a management platform that supports well-run companies over the long term as well as the maturity of BBSI’s brand in the marketplace.”

12 Month Outlook

BBSI expects gross revenues for the next 12 month period to increase approximately 18%. Included in this expectation is a high single-digit contribution from same-store sales growth as well as growth from new business consistent with current trends.

Conference Call

BBSI will conduct a conference call tomorrow, October 29, 2014 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2014. The Company’s president and CEO Michael Elich and CFO James Miller will host the call, followed by a question and answer period.

Date: Wednesday, October 29, 2014

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-888-437-9445

International dial-in number: 1-719-325-2420

Conference ID: 6058685

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=111433 and via BBSI’s investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through November 29, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 6058685

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Service revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

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	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Professional employer services	$851,649	$722,387	$2,305,413	$1,923,533
Staffing services	48,503	41,727	120,520	106,764
Total revenues	900,152	764,114	2,425,933	2,030,297
Cost of revenues:
Direct payroll costs	756,665	643,482	2,042,063	1,711,020
Payroll taxes and benefits	65,061	57,977	199,008	170,583
Workers' compensation	121,208	32,469	188,486	86,471
Total cost of revenues	942,934	733,928	2,429,557	1,968,074
Gross margin	$(42,782)	$30,186	$(3,624)	$62,223

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended September 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2014	2013	2014	2013	2014	2013
Revenues:
Professional employer services	$851,649	$722,387	$(725,193)	$(616,143)	$126,456	$106,244
Staffing services	48,503	41,727	-	-	48,503	41,727
Total revenues	$900,152	$764,114	$(725,193)	$(616,143)	$174,959	$147,971
Cost of revenues	$942,934	$733,928	$(725,193)	$(616,143)	$217,741	$117,785

	(Unaudited)
	Nine Months Ended September 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2014	2013	2014	2013	2014	2013
Revenues:
Professional employer services	$2,305,413	$1,923,533	$(1,964,765)	$(1,641,977)	$340,648	$281,556
Staffing services	120,520	106,764	-	-	120,520	106,764
Total revenues	$2,425,933	$2,030,297	$(1,964,765)	$(1,641,977)	$461,168	$388,320
Cost of revenues	$2,429,557	$1,968,074	$(1,964,765)	$(1,641,977)	$464,792	$326,097

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About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including gross revenues expectations for the next 12 months, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2013 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$51,985	$93,557
Marketable securities	34,760	19,787
Trade accounts receivable, net	129,761	85,586
Income taxes receivable	26,276	-
Prepaid expenses and other	4,966	3,026
Deferred income taxes	8,925	8,929
Total current assets	256,673	210,885
Marketable securities	15,984	5,909
Property, equipment and software, net	22,576	20,549
Restricted certificates of deposit	20,943	12,789
Restricted marketable securities and workers' compensation deposits	43,821	11,205
Other assets	3,836	4,165
Goodwill	47,820	47,820
	$411,653	$313,322

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$220	$220
Accounts payable	2,839	3,252
Accrued payroll, payroll taxes and related benefits	133,484	92,516
Income taxes payable	-	1,236
Other accrued liabilities	1,144	313
Workers' compensation claims liabilities	48,127	35,841
Safety incentives liabilities	14,063	13,086
Total current liabilities	199,877	146,464
Long-term workers' compensation claims liabilities	160,216	76,603
Long term debt	4,888	5,053
Deferred income taxes	10,392	10,787
Customer deposits and other long-term liabilities	1,888	1,862
Stockholders' equity	34,392	72,553
	$411,653	$313,322

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Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Professional employer service fees	$126,456	$106,244	$340,648	$281,556
Staffing services	48,503	41,727	120,520	106,764
Total revenues	174,959	147,971	461,168	388,320
Cost of revenues:
Direct payroll costs	37,087	31,585	91,815	80,492
Payroll taxes and benefits	65,061	57,977	199,008	170,583
Workers' compensation	115,593	28,223	173,969	75,022
Total cost of revenues	217,741	117,785	464,792	326,097
Gross margin	(42,782)	30,186	(3,624)	62,223
Selling, general and administrative expenses	21,213	16,808	53,540	43,113
Depreciation and amortization	646	521	1,843	1,487
(Loss) income from operations	(64,641)	12,857	(59,007)	17,623
Other income, net	290	109	486	306
(Loss) income before taxes	(64,351)	12,966	(58,521)	17,929
(Benefit from) provision for income taxes	(26,533)	3,972	(24,403)	5,598
Net (loss) income	$(37,818)	$8,994	$(34,118)	$12,331
Basic (loss) income per common share	$(5.27)	$1.26	$(4.76)	$1.74
Weighted average basic common shares outstanding	7,177	7,150	7,173	7,085
Diluted (loss) income per common share	$(5.27)	$1.21	$(4.76)	$1.67
Weighted average diluted common shares outstanding	7,177	7,425	7,173	7,371

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Company Contact:

Michael L. Elich

President and CEO

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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